UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 5, 2007

URON INC.
(Exact name of registrant as specified in its charter)

Minnesota	000-52015	47-0848102
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9449 Science Center Drive
New Hope, MN 55428
(Address of principal executive offices)

(763) 504-3000
(Registrant's telephone number, including area code)

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Letter of Intent with Cash Time Title Loans, Inc.

On October 5, 2007, URON Inc., a Minnesota corporation (the “Company”), entered into a letter of intent with Cash Time Title Loans, Inc., an Arizona corporation (“Cash Time”), and certain affiliated entities. The letter of intent contemplates that the Company would acquire all of the outstanding capital stock of Cash Time (and the ownership interests of such affiliated entities) for approximately $42 million, subject to certain conditions relating to the financial performance by Cash Time. As of the date of this report, the Company has taken steps to outline the terms of a potential financing transaction, the proceeds of which would be used to purchase the capital stock of Cash Time.

Cash Time is in the business of providing title loans and currently has approximately six stores in operation the State of Arizona, with another store soon to be opened. Cash Time’s unaudited 12-month trailing revenues for the period ended July 31, 2007 were approximately $14,182,000, with unaudited 12-month trailing net income for that same period of $6,365,000.

Except for certain provisions relating to confidentiality, exclusivity and the termination of the parties’ obligations to negotiate in good faith toward a definitive agreement, the letter of intent is not legally binding, and instead sets forth the current intent of the parties to negotiate a definitive agreement for the contemplated transaction. In addition, the letter of intent contemplates that each party will have the right to conduct a due-diligence investigation of the other parties prior to entering into a definitive agreement. The closing of any transaction will be subject to certain other conditions, including a financing contingency and certain other customary conditions, that are expected to be a part of any definitive agreement.

Termination of Negotiations with Checkmate Consumer Lending Corporation

On October 5, 2007, the Company and Checkmate Consumer Lending Corporation (“Checkmate”) terminated their letter of intent dated August 10, 2007, respecting the potential acquisition by the Company of Checkmate in a reverse triangular merger. That same letter of intent also contemplated the Company’s acquisition of Wyoming Financial Lenders, Inc. (“Wyoming”), in a simultaneous reverse triangular merger transaction. The Company is continuing to work with Wyoming towards definitive documentation respecting that potential transaction. Wyoming’s unaudited 12-month trailing revenues for the period ended March 31, 2007 were approximately $9.7 million, with 12-month trailing net income of approximately $2.5 million for that same period.

*        *        *        *        *

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URON Inc.

Date: October 9, 2007	By:	/s/ Donald Miller
Donald Miller, Chief Executive Officer